UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2013

HKN, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 State Street, Suite 200 Southlake, Texas	76092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (817) 424-2424

Former Name or Former Address, if Changed Since Last Report:  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

We have previously reported that we held approximately $17 million of notes receivable from Global Energy Development PLC (“Global”) and owned approximately 34% of Global’s ordinary shares.  Global is a petroleum exploration and production company focused on Latin America. Global’s shares are traded on the Alternative Investment Market, a market operated by the London Stock Exchange.  In addition to our ownership of 34% of Global’s ordinary shares, one of our directors serves as a director of Global.

On March 11, 2013, we entered into a new loan agreement with Global to refinance the outstanding $17 million of notes receivable.  The loan matures on June 15, 2015 and bears interest at the annual rate of 12.75%.   The principal balance of $17 million is due as follows: $500 thousand on March 31, 2013, quarterly installments of $1.5 million from June 30, 2013 through March 31, 2015, and a final payment of $4.5 million on June 15, 2015.  Accrued interest on the outstanding principal balance is due on each quarterly principal payment date.  Payment of the loan is guaranteed by Global’s principal operating subsidiary.  In connection with the new loan agreement, Global paid us a transaction fee of $340 thousand.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 10.1 – Loan Agreement, by and between Global Energy Development PLC and HKN, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2013		HKN, Inc.

	By:	/s/ Sarah B. Gasch
Sarah B. Gasch
Executive Vice President and Chief Financial Officer